CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-51221, 333-47132 and 333-108993 of The Procter & Gamble Company on Form S-8 of our report dated September 1, 2008 appearing in this Annual Report on Form 11-K of the Employee Stock Purchase Plan (Japan) for the year ended June 30, 2008.

/s/ Manabat Delgado Amper & Co.

Manabat Delgado Amper & Co.
Makati City, Philippines
September 29, 2008